Exhibit 99.1

PRESS RELEASE

TRIQUINT UPDATES GUIDANCE

FOR FOURTH QUARTER 2008 RESULTS

HILLSBORO, OREGON, USA – December 16, 2008 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) updated its guidance today for the quarter ended December 31, 2008. Significant order push-outs and a drop in new orders have reduced our anticipated revenue to a range of $140 million to $145 million, down from our previous estimate of $160 million to $175 million. At the new range midpoint projected for Q4, revenue for 2008 will be approximately 19% above revenue for 2007.

With TriQuint’s market capitalization well below book value, we are examining the potential impairment of our goodwill and currently expect to write off the full balance of $34.2 million. We are also examining the potential impairment of a cost based investment in a privately held company and currently expect an impairment charge of approximately $2 million.

Based on results to date and projections for the remainder of the quarter, GAAP loss is expected to range between 20 to 22 cents per share. Excluding the unusual items above, GAAP earnings are expected to be between 2 and 4 cents per share and non-GAAP earnings will range between 5 and 7 cents per share. We expect strong positive cash flow during the quarter.

TriQuint has taken significant cost control measures including a sharp reduction in temporary employees, closure of most open staffing requisitions, restrictions on discretionary spending and planned shutdowns over the holiday period. At the same time, we are continuing to invest in innovative new products, technologies and more efficient processes. We believe TriQuint remains well-positioned financially and strategically heading into 2009, with ample cash reserves, continued market share gains, and a strong technical roadmap.

Non-GAAP Financial Measures:

This press release provides financial measures for net income and diluted earnings per share that exclude equity compensation expense, the charges associated with the acquisition of WJ Communications and impairment charges and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate TriQuint’s operating results.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding TriQuint’s anticipated earnings and revenues. Actual results may vary materially from those expressed or implied in the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, including TriQuint’s performance; demand for TriQuint’s products; the final result of impairment reviews with respect to certain of our assets; timing of demand from customers and market conditions. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can be accessed at the SEC web site, www.sec.gov. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties.

FACTS ABOUT TRIQUINT

Founded in 1985, we “Connect the Digital World to the Global Network”™ by supplying high-performance RF modules, components and foundry services to the world’s leading communications companies. Specifically, TriQuint supplies products to four out of the top five cellular handset manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. TriQuint creates standard and custom products using advanced processes that include gallium arsenide, surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies to serve diverse markets including wireless handsets, base stations, broadband communications and military. TriQuint is also lead researcher in a 3-year DARPA program to develop advanced gallium nitride (GaN) amplifiers. TriQuint, as named by Strategy Analytics in August 2008, is the number-three worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. TriQuint has ISO9001 certified manufacturing facilities in Oregon, Texas, and Florida and a production plant in Costa Rica; design centers are located in North America and Germany. Visit TriQuint at www.triquint.com/rf to register for our newsletters.

Steve Buhaly	Heidi A. Flannery
VP of Finance & Administration, CFO	Investor Relations Counsel
TriQuint Semiconductor, Inc.	Fi.Comm Ltd.
Tel: (503) 615-9401	Tel: (541) 322-0230
Email: steve.buhaly@tqs.com	Email: heidi.flannery@ficomm.com